Exhibit 5.1
September 4, 2025

Ginkgo Bioworks Holdings, Inc.
27 Drydock Ave., 8th Floor
Boston, MA 02210

Re:    Registration Statement on Form S-3 (File No. 333-289390)

Ladies and Gentlemen:
We have acted as counsel to Ginkgo Bioworks Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $100,000,000 of shares (the “Shares”) of the Class A common stock, $0.0001 par value (the “Common Stock”), of the Company pursuant to the above-referenced registration statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are being sold pursuant to the Sales Agreement, dated September 4, 2025 (the “Sales Agreement”), by and between the Company and Allen & Company LLC.
In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.
The opinions expressed below are limited to the Delaware General Corporation Law.
Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Sales Agreement will be validly issued, fully paid and non-assessable, provided the consideration therefor is not less than the par value of the Common Stock.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP